UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 23, 2008 (April 20, 2008)

Date of Report (Date of earliest event reported)

NATIONAL CITY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10074	34-1111088

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1900 East Ninth Street, Cleveland, Ohio	44114-3484

(Address of principal executive offices)	(Zip Code)

(216) 222-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS
ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT
     Terms of the Investment Agreements and the Warrants
     National City Corporation (the “Company”) entered into an Investment Agreement, dated as of April 20, 2008 (the “Investment Agreement”) with an investment vehicle managed by an affiliate of Corsair Capital LLC (“Corsair”), and separate Investment Agreements, each dated as of April 20, 2008 or April 21, 2008 (the “Purchase Agreements”) with qualified institutional buyers and accredited investors (collectively with Corsair, the “Investors”), pursuant to which the Company will raise in the aggregate approximately $7 billion through direct sales to such investors of equity securities of the Company (the “Capital Investment”). The investment includes several of the Company’s largest institutional stockholders.
     Under the terms of the Investment Agreement, Corsair agreed to purchase 7,850 shares of a newly authorized series of the Company’s convertible preferred stock, designated as Series G Contingent Convertible Perpetual Non-Cumulative Preferred Stock (the “Series G Preferred Stock”) at a purchase price and liquidation preference of $100,000 per share. After the receipt of certain approvals, as described in more detail below, each share of the Series G Preferred Stock will automatically convert into 20,000 shares of the Company’s common stock at an initial conversion price of $5.00 per share of common stock, subject to adjustment. As part of the Investment Agreement, Corsair will have the right to nominate one director to the Company’s board of directors. Subject to certain exceptions, none of the securities sold to Corsair under the Investment Agreement may be transferred for a period of 18 months after closing, with a proportional release from the transfer restrictions over the following 18 months thereafter.
     In connection with its investment, Corsair will receive a warrant which, upon obtaining certain approvals, including stockholder approval, will become exercisable to purchase 39,250,000 shares (subject to adjustment) of the Company’s common stock at a purchase price equal to the lower of (i) 115% of the average closing price of the Company’s common stock for the five trading-day period following April 20, 2008, and (ii) $8.50. The warrant exercise price will be reduced by $0.50 on each six-month anniversary of the issue date of the warrant subject to a maximum reduction of $2.00, if certain stockholder or other approvals relating to the exercise of the warrants are not obtained, and also is subject to certain other customary adjustments. The term of the warrant is five years. At any time before the receipt of the approvals necessary to exercise the warrant, the warrant can be exchanged for Series G Preferred Stock.
     Under the terms of the Purchase Agreements, the Investors (other than Corsair) will purchase, in the aggregate, 126,200,000 shares of the Company’s common stock at a purchase price of $5.00 per share and 55,840 shares of Series G Preferred Stock. In addition, the Company will also grant certain Investors (other than Corsair) who have agreed to transfer restrictions on their shares, warrants to purchase 22,500,000 shares of the Company’s common stock in the aggregate. The warrants are on substantially the same terms as the warrants granted to Corsair. Assuming conversion of the Series G Preferred Stock and exercise of the warrants purchased in connection with the Capital Investment, approximately 358,750,000 shares of the Company’s common stock will be subject to these transfer restrictions. The material terms of the Purchase Agreements entered into by the Investors who will receive warrants other than Corsair are substantially similar to the Investment Agreement entered into by Corsair, except that those agreements do not contain the director nomination rights granted to Corsair, which was described above. The material terms of the Purchase Agreements entered into by Investors other than those described in the previous sentence are also substantially similar to the Investment Agreement entered into by Corsair, other than with respect to governance, transfer restrictions, indemnification, access and certain other matters.
     In the event that, within three years (which may be shortened to two years in certain circumstances) of the closing of the transactions under the Investment Agreement and the Purchase Agreements entered into by the Investors who will receive warrants, the Company (i) sells more than $300 million of common stock or other equity-linked securities at a price less than $5.00, or (ii) the Company engages in a change of control transaction wherein the implied value of the Company’s common stock is less than $5.00, upon the occurrence of each such event the Company is required to pay to Corsair and those other Investors whose shares are subject to transfer restrictions an amount sufficient to compensate them in connection with the above-described actions of the Company.
     In the event that, within three years (which may be shortened to two years in certain circumstances) of the closing of the transactions under the warrants, the Company (i) sells more than $300 million of common stock or other equity-linked securities at a price less than $5.00, or (ii) the Company engages in certain other transactions wherein the implied value of the Company’s common stock is less than $5.00 or the value of the Company’s common stock may be affected, upon the occurrence of each such event the number of shares purchasable under the warrant and the exercise price of the warrant are subject to adjustment.
     This description of the Investment Agreement is a summary and does not purport to be complete description of all of the terms of such agreement, and is qualified in its entirety by reference to the Investment Agreement, attached hereto as Exhibit 10.1. This description of the terms of the Corsair warrant is a summary and does not purport to be a complete description of all of the terms and it is qualified in its entirety by reference to the form of warrant attached hereto as Exhibit 99.1.
     Terms of the Series G Preferred Stock
     The rights, preferences and privileges of the Series G Preferred Stock are set forth in the Certificate of Designations of the Company to be filed with the Secretary of State of the State of Delaware.
     The Series G Preferred Stock of each holder is mandatorily convertible into shares of common stock on the fifth business day following the receipt by the Company and/or holder of Series G Preferred Stock of the following approvals: (i) the approval by the holders of the Company’s common stock of (A) the conversion of the Series G Preferred Stock into common stock as required by the applicable New York Stock Exchange rules, and (B) amendment to the Company’s Restated and Amended Articles of Incorporation to increase the number of authorized shares of common stock to permit the full conversion of the Series G Preferred Stock into common stock, and (ii) as to a holder, the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Series G Preferred Stock is initially convertible into shares of common stock at a rate of $5.00 per share of common stock, subject to certain adjustments; provided, however, such conversion price shall be reduced by $0.50, subject to a maximum reduction of $2.00, on each six-month anniversary of the original issue date if the stockholder approvals described above have not been obtained.
     Dividends on the Series G Preferred Stock are payable, on a non-cumulative basis, as and if declared by the Company’s board of directors, in cash, on an as-converted basis. If the Series G Preferred Stock has not been converted into shares of common stock by September 30, 2008, dividends will be payable commencing with the dividend period relating to the dividend payment date on December 31, 2008 at a rate of 14% of the liquidation preference of the Series G Preferred Stock and this rate will further increase to 15.5% of the liquidation preference commencing with the dividend payment date on March 31, 2009 and to 17% of the liquidation preference commencing with the dividend payment date on September 30, 2009. However, dividends on the Series G Preferred Stock will always be paid at the higher of the amount payable in accordance with the applicable percentage rate described above and the dividend payable on an as-converted basis. The Company is prohibited from paying any dividend with respect to shares of common stock unless full dividends are paid on the Series G Preferred Stock. The Company is also prohibited from repurchasing or redeeming shares of its common stock or other junior securities, subject to certain exceptions, while any shares of Series G Preferred Stock are outstanding.
     The Series G Preferred Stock is not redeemable by the holders, but may be redeemed by the Company following the fifth anniversary of their issuance at a redemption price per share equal to the greater of (i) 125% of the liquidation preference and (ii) the average of the closing prices of the common stock for the ten trading days ending on the sixth trading day prior to the date of redemption multiplied by the number of shares of Common Stock into which one share of Series G Preferred Stock would be convertible on such date if such shares of Series G Preferred Stock were converted on that date following receipt of stockholder approvals as described above, together with (x) an amount equal to any dividends that have been declared but not paid prior to the redemption date and (y) an amount equal to any dividends for periods after such issuance for which dividends were not declared and paid prior to the redemption date. Holders of the Series G Preferred Stock do not have any voting rights, including the right to elect any directors, other than the right, together with other parity securities having similar voting rights, to elect two directors if dividends in an aggregate amount equal to full dividends for at least six quarterly dividend periods (or their equivalent) have not been declared and paid, and limited voting rights with respect to matters affecting the rights and privileges of Series G Preferred Stock and certain fundamental changes.
     This description of the terms of the Series G Preferred Stock is a summary and does not purport to be a complete description of all of the terms and it is qualified in its entirety by reference to the Certificate of Designations attached hereto as Exhibit 99.2.
SECTION 3 — SECURITIES AND TRADING MARKETS
ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES
     Pursuant to the Capital Investment, the Company sold 126,200,000 shares of voting common stock at a purchase price of $5.00 per share and 64,690 shares of Series G Preferred Stock at a purchase price of $100,000 per share. The Company will pay its placement agents for the Capital Investment a placement fee equal to $175 million. In addition, the Company will grant warrants to purchase 61,750,000 shares of Company common stock in the aggregate to certain of the Investors. The common stock, Series G Preferred Stock and warrants were offered and sold to institutional investors in offerings exempt from the Securities Act registration requirements under Section 4(2) of the Securities Act of 1933. As described above in Item 1.01, after the receipt of certain approvals, the Series G Preferred Stock will automatically convert into the Company’s common stock at an initial conversion price of $5.00 per share of common stock, subject to adjustment.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) The following exhibits are being furnished herewith:

Exhibit No.	Exhibit Description

10.1	Investment Agreement, dated as of April 20, 2008, by and between the Company and Corsair NC Co-Invest, L. P.

99.1	Form of Warrant to purchase Shares of Common Stock of the Company.

99.2	Certificate of Designations of Series G Contingent Convertible Perpetual Non-Cumulative Preferred Stock, without par value, of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National City Corporation
(Registrant)
Date: April 23, 2008	By:	/s/ Carlton E. Langer
Carlton E. Langer
Senior Vice President and Assistant General Counsel